Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AMERANT BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

AMERANT FLORIDA BANCORP INC.

(Guarantor, Co-Registrant)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.25% Fixed-to- Floating Rate Subordinated Notes due 2032	Rule 457(f)	$30,000,000	100%	$30,000,000	$92.70 per million	$2,781
	Debt	Guarantees of Debt Securities (2)	Rule 457(n)(3)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amount					$30,000,000		$2,781

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$2,781

(1)

Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee. Represents the maximum aggregate offering price of all notes to be offered in the exchange offers to which the registration statement relates.

(2)	The Guarantor is a wholly-owned subsidiary of the issuer and has guaranteed the notes being registered.
(3)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate registration fee is payable with respect to any such guarantees.